EXECUTION VERSION AMENDMENT NO. 5 TO REVOLVING CREDIT AGREEMENT This Amendment No. 5 to Revolving Credit Agreement, dated as of June 12, 2020 (this “Amendment”), is among BRIGGS & STRATTON CORPORATION, a Wisconsin corporation (the “Lead Borrower”), each other Loan Party, JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) and the lenders party hereto (the “Lenders”). Capitalized terms used and not otherwise defined herein have the definitions provided therefor in the Credit Agreement referenced below. W I T N E S S E T H: WHEREAS, the Lead Borrower, the other Borrowers from time to time party thereto, the Lenders (as defined therein) from time to time party thereto and the Administrative Agent are parties to that certain Revolving Credit Agreement, dated as of September 27, 2019 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement, as amended by this Amendment, the “Amended Credit Agreement”); WHEREAS, pursuant to Section 13.12 of the Credit Agreement, the Loan Parties party to the Credit Agreement, the Administrative Agent and the Required Lenders may amend the Credit Agreement; and WHEREAS, the Lead Borrower has requested that the Administrative Agent and the Required Lenders amend, and the Administrative Agent and the Required Lenders have agreed to amend, the Credit Agreement as set forth herein. NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows: 1. Amendments to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below, the parties hereto agree that: (a) The Whereas clause following the preamble of the Credit Agreement is hereby amended and restated in its entirety as follows: WHEREAS, (a) the Borrowers have requested that the Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not to exceed, as of the Fifth Amendment Effective Date, $550,000,000 and, as of July 15, 2020, $500,000,000, consisting of (i) a North American Revolving Facility in an aggregate principal amount at any time outstanding not to exceed, as of the Fifth Amendment Effective Date, $514,800,000 and, as of July 15, 2020, $468,000,000 and (ii) a Swiss Revolving Facility in an aggregate principal amount at any time outstanding not to exceed, as of the Fifth Amendment Effective Date, $35,200,000 and, as of July 15, 2020, $32,000,000, (b) as of the Fifth Amendment Effective Date, the Borrowers have requested that the Issuing Banks issue Letters of Credit under each Facility in an aggregate stated amount at any time outstanding not to exceed $55,000,000 and (c) as of the Fifth Amendment Effective Date, the Borrowers have requested the Swingline Lender to extend credit in the form of Swingline Loans under each Facility in an aggregate principal amount at any time outstanding not to exceed $62,000,000. US-DOCS\116249860.9

(b) The last paragraph of the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows: Notwithstanding anything to the contrary set forth in this definition, on and after July 15, 2020, the Applicable Margin shall be, with respect to any Type of Revolving Loan, (i) with respect to Base Rate Loans, 4.50% per annum and (ii) with respect to LIBO Rate Loans and Overnight LIBO Rate Loans, 5.50% per annum. (c) The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entireties as follows: “Lender” shall mean, as of the Fifth Amendment Effective Date, each financial institution listed on Schedule 2.01A and, as of July 15, 2020, subject to adjustments in connection with any assignment after the Fifth Amendment Effective Date in accordance with Section 13.04(b), each financial institution listed on Schedule 2.01B, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.15, 3.04 or 13.04(b), and, as the context requires, includes the Swingline Lender. “North American Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make North American Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name, as of the Fifth Amendment Effective Date on Schedule 2.01A and, as of July 15, 2020, subject to adjustments in connection with any assignment after the Fifth Amendment Effective Date in accordance with Section 13.04(b), on Schedule 2.01B, in each case under the caption “North American Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its North American Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ North American Revolving Commitments (x) on the Fifth Amendment Effective Date is $514,800,000 and (y) on July 15, 2020 is $468,000,000. “Swiss Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Swiss Revolving Loans hereunder up to the amount set forth and opposite such Lender’s name, as of the Fifth Amendment Effective Date on Schedule 2.01A and, as of July 15, 2020, subject to adjustments in connection with any assignment after the Fifth Amendment Effective Date in accordance with Section 13.04(b), on Schedule 2.01B, in each case under the caption “Swiss Revolving Commitment,” or in the Assignment and Assumption pursuant to which such Lender assumed its Swiss Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to time pursuant to Section 2.15 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 13.04. The aggregate amount of the Lenders’ Swiss Revolving Commitments (x) on the Fifth Amendment Effective Date is $35,200,000 and (y) on July 15, 2020 is $32,000,000. 2

(d) The following definition is hereby added to Section 1.01 of the Credit Agreement in appropriate alphabetical order: “Fifth Amendment Effective Date” shall mean June 12, 2020. (e) The last sentence of Section 2.08(e) of the Credit Agreement is hereby amended and restated in its entirety as follows: Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Lead Borrower, then, after the occurrence and during the continuance of such Event of Default (i) no outstanding Borrowing in U.S. Dollars may be converted to or continued as a Borrowing of LIBO Rate Loans and (ii) unless repaid, each Borrowing of LIBO Rate Loans in any Alternative Currency shall be converted to or continued as a Borrowing of LIBO Rate Loans in such Alternative Currency with an Interest Period of one month at the end of the Interest Period applicable thereto. (f) Section 9.13 of the Credit Agreement is hereby amended by replacing the words “every other week” therein with the words “every week”. (g) Section 10.10(b) of the Credit Agreement is hereby amended by replacing the amount “$12,500,000” therein with “$22,500,000”. (h) Section 11.01(f) of the Credit Agreement is hereby amended and restated in its entirety as follows: (f) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired; it being understood and agreed, for the avoidance of doubt, that during such time when any such grace period is in effect and has not expired, no Default or Event of Default shall have occurred pursuant to this clause (B) with respect to such event or condition) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly; provided that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness; provided further that this clause (f) shall not apply to, in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Equity Interests (other than Disqualified Stock) of the Lead Borrower or a combination thereof (in each case to the extent permitted hereunder); provided further that, notwithstanding the foregoing, none of the following events shall constitute an Event of Default under this clause (f) unless such event results in the acceleration of other Material Indebtedness of the Lead Borrower or any Subsidiary: (i) any secured Indebtedness becoming due as a result 3 of a casualty or similar event, (ii) any change of control offer made within 60 days after an Acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the Acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness, (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business), (v) prepayments required by the terms of Indebtedness as a result of customary provisions in respect of illegality, replacement of lenders and gross-up provisions for Taxes, increased costs, capital adequacy and other similar customary requirements and (vi) any voluntary prepayment, redemption or other satisfaction of Indebtedness that becomes mandatory in accordance with the terms of such Indebtedness solely as the result of the Lead Borrower or any Subsidiary delivering a prepayment, redemption or similar notice with respect to such prepayment, redemption or other satisfaction; (i) Section 11.01(o) of the Credit Agreement is hereby amended and restated in its entirety as follows: (o) the failure of a Junior Capital Transaction to have its proposed terms and conditions approved by the Required Lenders and the Administrative Agent (in its capacity as such) and to be closed, effective and fully funded, on terms and conditions approved by the Required Lenders and the Administrative Agent (in its capacity as such), in each case after the Fourth Amendment Effective Date and on or before July 15, 2020; (j) Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety with Schedules 2.01A and 2.01B attached hereto as Annex A. 2. Conditions Precedent. The effectiveness of this Amendment is subject to the conditions precedent that: (a) the Administrative Agent shall have received counterparts to this Amendment, duly executed by each Loan Party, the Administrative Agent and Lenders constituting the Required Lenders; (b) the Administrative Agent shall have received, for the account of each Lender that provides its executed signature page hereto by such time as is requested by the Administrative Agent and the Lead Borrower, an amendment fee in an amount previously disclosed to the Lenders; and (c) the Administrative Agent and its Affiliates shall have received all fees and other amounts due and payable on or prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable and documented fees and expenses of counsel for the Administrative Agent) required to be reimbursed or paid by the Borrowers in connection with this Amendment and the other Loan Documents. 4

3. Representations and Warranties. To induce the Administrative Agent to enter into this Amendment, each Loan Party hereby represents and warrants to the Administrative Agent and the Lenders that: (a) This Amendment and the Amended Credit Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, administration, examinership, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and (b) As of the date hereof and immediately after giving effect to the terms of this Amendment, (i) no Default or Event of Default has occurred and is continuing and (ii) the representations and warranties of the Loan Parties set forth in the Credit Agreement are true and correct in all material respects (without duplication of any materiality standard set forth in any such representation or warranty), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such date (without duplication of any materiality standard set forth in any such representation or warranty). 4. Reaffirmation. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each Loan Party consents to this Amendment and reaffirms the terms and conditions of the Guarantee Agreement and any other Loan Document executed by it and acknowledges and agrees that such agreements and each and every such Loan Document executed by the undersigned in connection with the Amended Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above referenced documents shall be a reference to the Amended Credit Agreement and as the same may from time to time hereafter be amended, modified or restated. 5. Reference to and Effect on the Credit Agreement. (a) Upon the effectiveness hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in any other Loan Document to the Credit Agreement (including, without limitation, by means of words like “thereunder,” “thereof,” and words of like import), shall mean and be a reference to the Amended Credit Agreement and this Amendment and the Credit Agreement shall be read together and construed as a single instrument referred to herein as the Amended Credit Agreement. (b) Except as expressly amended hereby, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby reaffirmed, ratified and confirmed. (c) The Liens and security interests in favor of the Collateral Agent for the benefit of the Secured Parties securing payment of the Obligations (and all filings with any Governmental Authority in connection therewith) are in all respects continuing and in full force and effect with respect to all Obligations, in each case in accordance with and to the extent contemplated by the terms of the respective Loan Documents. (d) Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit 5

Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith. (e) This Amendment is a Loan Document under (and as defined in) the Credit Agreement. 6. Miscellaneous. (a) Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York. (b) Headings. The headings of the several Sections and subsections of this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment. (c) Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment. 7. Release; Loan Party Acknowledgment. (a) In consideration of, among other things, the Administrative Agent’s and the Lenders’ execution and delivery of this Amendment, each of the Lead Borrower and the other Loan Parties, on behalf of itself and its agents, representatives, officers, directors, advisors, employees, subsidiaries, affiliates, successors, and assigns (collectively, the “Releasors”), hereby absolutely, unconditionally, irrevocably, and forever agrees and covenants not to sue or prosecute (at law, in equity, in any regulatory proceeding, or otherwise) against any Releasee (as hereinafter defined) and hereby forever waives, releases, and discharges, to the fullest extent permitted by law, each Releasee from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off, and recoupment), defenses, affirmative defenses, actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, agreements, provisions, liabilities, demands, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”) that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Issuing Banks, the Swingline Lender and/or any or all of the Lenders and their respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, partners, employees, agents, attorneys, insurers, and other representatives of each of the foregoing (collectively, the “Releasees”), in each case based in whole or in part on facts, whether or not now known, existing on or before the date of this Amendment, in each case that relate to, arise out of, or otherwise are in connection with: (i) any or all of the Loan Documents or financing transactions contemplated thereby or any actions or omissions in connection therewith; or (ii) any aspect of the dealings or relationships between or among the Lead Borrower and the other Loan Parties, on the one hand, and any or all of the Administrative Agent, the Collateral Agent, the Australian Security Trustee, the Issuing Banks, the Swingline Lender and/or any or all of the Lenders, on the other hand, relating to any or all of the documents, transactions, actions, or omissions referenced in clause (i) hereof. The receipt by the Lead Borrower or any other Loan 6

Party of any Loans or other financial accommodations made by any Lender after the date hereof shall constitute a ratification, adoption, and confirmation by such party of the foregoing general release of all Claims against the Releasees which are based in whole or in part on facts, whether or not now known or unknown, existing on or prior to the date of receipt of any such Loans or other financial accommodations. In entering into this Amendment, the Lead Borrower and each other Loan Party consulted with, and has been represented by, legal counsel and expressly disclaims any reliance on any representations, acts, or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts, and/or omissions or the accuracy, completeness, or validity hereof. If the Lead Borrower, any other Loan Party, any other Releasor or any of their successors, assigns, or other legal representatives violates the covenant in this Section 7(a), the Lead Borrower and the other Loan Parties, each for itself and its successors, assigns, other Releasors and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable and documented attorneys’ fees and costs incurred by any Releasee as a result of such violation. The provisions of this Section 7(a) (the “Release Provisions”) shall survive the termination of this Amendment, the Amended Credit Agreement, and the other Loan Documents and payment in full of the Obligations. (b) The Lead Borrower and the other Loan Parties acknowledge and agree that the Administrative Agent and the Lenders are entering into this Amendment in reliance upon, and is consideration for, among other things, the general releases and indemnities contained in the Release Provisions and the other covenants, agreements, representations, and warranties of the Lead Borrower and the other Loan Parties hereunder. [Remainder of Page Intentionally Left Blank] 7

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written. BRIGGS & STRATTON CORPORATION, as Lead Borrower By: Name: Andrea L Golvach Title: Vice President Treasurer BRIGGS & STRATTON AG, as a Loan Party By: Name: Mark A Schwertfeger Title: Member of Board of Directors BRIGGS & STRATTON INTERNATIONAL AG, as a Loan Party By: Name: Mark A Schwertfeger Title: Member of Board of Directors BILLY GOAT INDUSTRIES, INC., as a Loan Party By: Name: Andrea L Golvach Title: Vice President Treasurer ALLMAND BROS., INC., as a Loan Party By: Name: Andrea L Golvach Title: Vice President Treasurer Signature Page to Amendment No. 5 to Credit Agreement

Signed, sealed and delivered by BRIGGS & STRATTON AUSTRALIA PTY. LIMITED ACN 006 576 656 in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director/secretary Mark A Schwertfeger Andrea L Golvach Name of director (print) Name of director/secretary (print) Signature Page to Amendment No. 5 to Credit Agreement

Signed, sealed and delivered by VICTA LTD ACN 000 341 640 in accordance with section 127 of the Corporations Act 2001 (Cth) by: Signature of director Signature of director/secretary Mark A Schwertfeger Harold L Redman Name of director (print) Name of director/secretary (print) Signature Page to Amendment No. 5 to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent By: Name: John Morrone Title: Authorized Signer Signature Page to Amendment No. 5 to Credit Agreement

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as a Swiss Lender By: Name: Kennedy A. Capin Title: Authorized Officer Signature Page to Amendment No. 5 to Credit Agreement

BANK OF AMERICA, N.A., as a Lender By: Name: Brian Conole Title: Senior Vice President Signature Page to Amendment No. 5 to Credit Agreement

BANK OF MONTREAL, as a Lender By: Name: Sarah E. Fyffe Title: Vice President BANK OF MONTREAL, LONDON BRANCH, as a Lender By: Name: Title: By: Name: Title: Signature Page to Amendment No. 5 to Credit Agreement

BANK OF MONTREAL, as a Lender By: Name: Sarah E. Fyffe Title: Vice President BANK OF MONTREAL, LONDON BRANCH, as a Lender By: Name: Tom Woolgar Title: Managing Director By: Name: Scott Matthews Title: Managing Director Signature Page to Amendment No. 5 to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: Name: Title: WELLS FARGO BANK, NATIONAL ASSOCIATION, LONDON BRANCH, as a Lender By: Name: ALISON POWELL Title: AUTHORISED SIGNATORY Signature Page to Amendment No. 5 to Credit Agreement

ANNEX A

Schedule 2.01A

Commitments as of the Fifth Amendment Effective Date

Lender	**North American Revolving Commitment**	**Swiss Revolving Commitment**	**Aggregate Commitments**
JPMorgan Chase Bank, N.A.	$89,269,918.71	$6,210,081.29	$95,480,000.00
Bank of America, N.A.	$89,269,918.70	$6,210,081.30	$95,480,000.00
Bank of Montreal	$89,269,918.70	$6,210,081.30	$95,480,000.00
Wells Fargo Bank, National Association	$89,269,918.70	$0.00	$89,269,918.70
Wells Fargo Bank, National Association (London Branch)	$0.00	$6,210,081.30	$6,210,081.30
U.S. Bank National Association	$66,643,902.43	$4,636,097.57	$71,280,000.00
CIBC Bank USA	$61,707,317.07	$4,292,682.93	$66,000,000.00
KeyBank National Association	$20,569,105.69	$1,430,894.31	$22,000,000.00
First Midwest Bank	$8,800,000.00	$0.00	$8,800,000.00
TOTAL	**$514,800,000.00**	**$35,200,000.00**	**$550,000,000.00**

Sch. 2.01A-1

Schedule 2.01B

Commitments as of July 15, 2020

Lender	North American Revolving Commitment	Swiss Revolving Commitment	Aggregate Commitments
JPMorgan Chase Bank, N.A.	$81,154,471.56	$5,645,528.44	$86,800,000.00
Bank of America, N.A.	$81,154,471.54	$5,645,528.46	$86,800,000.00
Bank of Montreal	$81,154,471.54	$5,645,528.46	$86,800,000.00
Wells Fargo Bank, National Association	$81,154,471.54	$0.00	$81,154,471.54
Wells Fargo Bank, National Association (London Branch)	$0.00	$5,645,528.46	$5,645,528.46
U.S. Bank National Association	$60,585,365.85	$4,214,634.15	$64,800,000.00
CIBC Bank USA	$56,097,560.98	$3,902,439.02	$60,000,000.00
KeyBank National Association	$18,699,186.99	$1,300,813.01	$20,000,000.00
First Midwest Bank	$8,000,000.00	$0.00	$8,000,000.00
TOTAL	**$468,000,000.00**	**$32,000,000.00**	**$500,000,000.00**

Sch. 2.01B-1